Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein	Pamela Matthews
Chief Financial Officer and	Investor/Analyst Information
Chief Investment Officer	Digital Realty Trust, Inc.
Digital Realty Trust, Inc.	(415) 738-6500
(415) 738-6500

DIGITAL REALTY TRUST, INC. REPORTS 24% INCREASE IN 2007 THIRD QUARTER FFO

AND RAISES 2007 GUIDANCE

Highlights:

•	Reported FFO of $0.51 per diluted share and unit for the third quarter of 2007

•	Acquired four properties totaling $86.7 million, including a 50% interest in a consolidated joint venture that owns one of the properties

•	Signed leases on approximately 209,600 square feet during the third quarter of 2007 at an average annualized rent of $59 per square foot

•	Commenced leases on approximately 191,700 square feet during the third quarter of 2007 at an average annualized rent of $58 per square foot

•	Converted 187,400 square feet of redevelopment space to the operating portfolio during the third quarter of 2007

•	Closed expansion of credit facility, increasing amount available from $500 million to $650 million with improved applicable margins over the previous facility

•	Subsequent to quarter end, completed a follow-on public offering of over 4.0 million primary shares of common stock generating net proceeds of approximately $150.5 million

•	Revised 2007 FFO guidance to between $2.02 and $2.04 per diluted share and unit

•	Announced 2008 FFO guidance of between $2.30 and $2.40 per diluted share and unit

•	Increased quarterly common stock dividend by 8.3% to $0.31 per share

San Francisco, Calif. (November 6, 2007) – Digital Realty Trust, Inc. (NYSE: DLR), a leading owner and manager of corporate datacenters and Internet gateway facilities, today announced financial results for its third quarter ended September 30, 2007. The Company reported operating revenues of $104.8 million in the third quarter of 2007. Net income for the third quarter of 2007 was $5.1 million and net loss available to common

560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

stockholders was $0.2 million, or $0.00 per diluted share. This compares to net income available to common stockholders of $2.6 million, or $0.04 per diluted share in the previous quarter, and $11.3 million, or $0.30 per diluted share for the third quarter of 2006, which reflects the non-recurring gain on sale of 7979 East Tufts Avenue in Denver, Colorado. Ignoring the $10.3 million gain on sale, net of minority interest, of 7979 East Tufts Avenue, net income available to common stockholders for the third quarter of 2006 would have been approximately $1.0 million, or $0.03 per diluted share. Funds from operations (“FFO”) was $35.9 million in the third quarter, or $0.51 per diluted share and unit, up 24% from $0.41 per diluted share and unit in the third quarter of 2006.

Acquisition and Leasing Activity

During the third quarter of 2007 the Company completed four property acquisitions. On August 10, the company acquired 900 Walnut Street and 210 Tucker Boulevard, located in St. Louis, Missouri, for a combined purchase price of $55.3 million, including a $2.3 million earn out payment made at closing. The seven-story 900 Walnut building serves as the premier Internet gateway facility for the St. Louis region, totals approximately 112,300 rentable square feet and is 99% leased. The 18-story 210 Tucker Boulevard building serves as a multi-tenant datacenter facility and contains approximately 201,600 rentable square feet, including 62,000 square feet of redevelopment space. Excluding the redevelopment space, the building is approximately 95% leased.

On August 22, the Company acquired One Savvis Parkway, a 156,000 square foot office building located in suburban St. Louis, Missouri. The purchase price was $27.7 million. The five-story building is 100% leased on a triple net basis through June 2017 to Savvis, Inc. The building serves as Savvis’s corporate headquarters and national Network Operations Center facility.

On September 5, the Company acquired a 50% ownership interest in a joint venture partnership that owns 1500 Space Park Drive, a premier datacenter development project located in Santa Clara, California, for approximately $3.7 million. Along with our joint venture partner, we guaranteed a secured floating rate loan in the amount of $5.5 million that encumbers the property. The property consists of an existing 49,900 square foot building, including over 34,000 square feet of Turn-Key Datacenter™ space under construction, and additional land to support the development of new datacenter facilities with the potential of up to 290,000 square feet.

As of November 6, 2007, the Company’s portfolio comprises 67 properties, excluding one property held as an investment in an unconsolidated joint venture, consisting of 88 buildings totaling approximately 12.0 million rentable square feet, including 1.7 million square feet of space held for redevelopment. The portfolio is strategically located in 26 key technology markets throughout North America and Europe. Excluding space held for redevelopment, occupancy across Digital Realty Trust’s property portfolio was 95.1% at September 30, 2007.

For the quarter ended September 30, 2007, leases commenced on approximately 166,200 square feet of datacenter space at an average annualized rent of approximately $64.00 per square foot. The Company also commenced leases on 25,500 square feet of non-technical space at an average annualized rent of approximately $18.00 per square foot. The 209,600 square feet of leases signed during the third quarter includes over 197,000 square feet of datacenter space at an average annualized rent of approximately $61.00 per square foot and 12,600 square feet of non-technical space at an average annualized rent of approximately $17.00 per square foot.

Over 297,800 square feet of redevelopment space was under construction during the quarter, consisting of 133,900 square feet of Turn-Key Datacenter™, 39,400 square feet of build-to-suit datacenter and 124,500 square feet of new Powered Base Building™. Approximately 187,400 square feet space held for redevelopment was converted to the operating portfolio during the third quarter of 2007, which includes 35,200 square feet of Turn-Key Datacenter™ as well as 152,200 square feet of space that was leased on a Powered Base Building™ basis.

“Our strong performance in the third quarter reflects our market-dominant position resulting from the successful execution of our business strategy. Our proven business model has made us the preferred real estate solutions provider for global Fortune 1000 corporate datacenter, Internet enterprise, IT and communications services customers, which continue to drive demand for our Turn-Key Datacenter™ and Powered Base Building™ space,” said Michael Foust, Chief Executive Officer of Digital Realty Trust.

Balance Sheet Update

Total assets grew to approximately $2.6 billion at September 30, 2007, from $2.2 billion at December 31, 2006. Total debt at September 30, 2007 was approximately $1.3 billion compared to $1.1 billion at December 31, 2006. Stockholders’ equity was $921.4 million, up from $709.8 million at December 31, 2006, primarily due to the issuance of 7.0 million shares of Series C Cumulative Convertible Preferred Stock completed during the second quarter 2007.

On August 31, 2007 the Company modified, extended and expanded its senior unsecured revolving credit facility, increasing the total capacity to $650 million from $500 million from the previous facility. The purpose of the enhanced credit facility is to provide funds for acquisitions, development, redevelopment, repayment of debt, working capital and general corporate purposes. The $650 million facility is expandable to $750 million and has sixteen participant banks, up from thirteen banks in the previous facility. The credit facility now matures in August 2010 and has two one-year extension options. The applicable margin ranges from 12.5 to 25 basis points lower than the applicable margin for the earlier facility and the covenants have been modified to provide Digital Realty Trust with enhanced financial flexibility and increased borrowing capacity.

On August 9, 2007, the Company’s unconsolidated joint venture completed the re-financing of 2001 6th Avenue, located in Seattle, Washington. The new loan for $110.0 million has a 10-year maturity with no principal amortization for three years, and a fixed interest rate of 6.37%.

On September 5, 2007, in conjunction with the acquisition of the 50% ownership interest in the consolidated joint venture that owns 1500 Space Park Drive in Santa Clara, California, the Company, along with its joint venture partner, guaranteed a secured floating-rate loan in the amount of $5.5 million that encumbers the property. The loan bears an interest rate of LIBOR + 2.75% and matures on April 5, 2008.

Subsequent to the end of the quarter, on October 22, 2007 the Company completed a follow-on public offering of over 4.0 million primary shares of common stock generating net proceeds of approximately $150.5 million. The Company utilized the net proceeds from the offering to temporarily repay borrowings under its credit facility. The Company intends to reborrow amounts under its credit facility from time to time to acquire additional properties, to fund development and redevelopment opportunities and for general corporate purposes.

“Our ability to modify our credit facility, providing us with greater financial flexibility in the U.S. and abroad at more favorable borrowing costs and a longer maturity – particularly under the current market conditions – demonstrates the success of our business model,” said A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty Trust. “Combined with the subsequent common stock offering, we are well-positioned to fund our ongoing acquisitions, leasing, development and redevelopment programs and continue to grow the Company.”

2007 Revised and 2008 Outlook

FFO per diluted share and unit for the year ending December 31, 2007 is projected to be between $2.02 and $2.04, increasing from the previous 2007 FFO guidance of between $1.91 and $1.96 per diluted share and unit. This revised guidance represents projected FFO growth of 23.9% to 25.2% over FFO per diluted share and unit of $1.63 for the year ending December 31, 2006. A reconciliation of the range of 2007 projected net income to projected FFO follows:

(Low - High)
Net income available to common stockholders per diluted share	$0.35 - 0.37
Less:
Gain on sale of assets	$(0.25)
Add:
Minority interest	$0.01
Real estate depreciation and amortization	$1.91

Projected FFO per diluted share	$2.02 – 2.04

FFO per diluted share and unit for the year ending December 31, 2008 is projected to be between $2.30 and $2.40. This guidance represents projected FFO growth of 12.7% to 18.8% over the 2007 revised FFO range of $2.02 to $2.04 per diluted share and unit. A reconciliation of the range of 2008 projected net income to projected FFO follows:

(Low - High)
Net income available to common stockholders per diluted share	$0.33 - 0.42
Add:
Minority interest	$0.01 - 0.02
Real estate depreciation and amortization	$1.96

Projected FFO per diluted share	$2.30 – 2.40

The 2008 guidance provided by Digital Realty Trust in this press release is based on the following assumptions as of November 6, 2007:

•

Total acquisitions for the full year in the range of $300 million to $350 million, consisting of $100 million to $150 million of vacant properties for its redevelopment program and $200 million of income producing properties at an average cash cap rate of 8.00%;

•

The commencement of leases for approximately 890,000 square feet to 990,000 square feet of Turn-Key Datacenter™ and Powered Base Building™ space at an average annualized gross rent of $90 per square foot;

•	The commencement of leases for 100,000 square feet to 125,000 square feet of basic commercial space at an average annualized gross rent of $19 per square foot;

•	Total capital expenditures for its redevelopment program of $340 million; and

•	Total G&A of $44 million, including $2.4 million of acquisition related costs previously capitalized, which now must be expensed under new accounting rules commencing January 1, 2008.

Management Note Regarding FFO Presentation

FFO is a supplemental non-GAAP financial measure used by the real estate industry to measure the operating performance of real estate companies. FFO should not be considered as a substitute for net income determined in accordance with U.S. GAAP as a measure of financial performance. A reconciliation from U.S. GAAP net income available to common stockholders to FFO and a definition of FFO are included as an attachment to this press release.

Investor Conference Call Details

Digital Realty Trust will host a conference call to discuss its 2007 third quarter results Wednesday, November 7, 2007 at 1:00 p.m. ET/10:00 a.m. PT. To participate in the live call, investors are invited to dial 800-219-6110 (for domestic callers) or 303-262-2139 (for international callers) at least five minutes prior to start time. A live webcast of the call will be available via the Investor Relations section of Digital Realty Trust’s website at www.digitalrealtytrust.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, a telephone and webcast replay will be available after 12:00 PM PT on Wednesday, November 7, 2007 until 11:59 PM PT on Wednesday, November 14, 2007. The telephone replay can be accessed by dialing 1-800-405-2236 (for domestic callers) or 303-590-3000 (for international callers) and using reservation code 11098375#. A replay of the webcast will also be archived on Digital Realty Trust’s website.

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. owns, acquires, develops, redevelops and manages technology-related real estate. The Company is focused on providing Turn-Key Datacenter™ and Powered Base Building™ datacenter solutions for domestic and international tenants across a variety of industry verticals ranging from information technology and internet enterprises, to manufacturing and financial services. Digital Realty Trust’s 67 properties, excluding one property held as an investment in an unconsolidated joint venture, contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise datacenter tenants. Comprising approximately 12.0 million rentable square feet, including 1.7 million square feet of space held for redevelopment, Digital Realty Trust’s portfolio is located in 26 markets throughout North America and Europe. For additional information, please visit Digital Realty Trust’s website at http://www.digitalrealtytrust.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Such forward looking statements include statements related to the Company’s expected future financial and other results for 2007 and 2008, 2007 FFO and 2008 FFO, total acquisitions for 2008, the acquisition mix between vacant properties and income producing properties, acquisition cap rates, the commencement of leases for Turn-Key Datacenter™, Powered Base Building™ space and basic commercial space and, rents related to those leases, total capital expenditures, total general and administrative expenses, and associated growth rates.

These risks and uncertainties include adverse economic or real estate developments in the Company’s markets or the technology industry; general economic conditions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; inability to manage domestic and international growth effectively; failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; increased competition, increased supply of datacenter space, difficulties in identifying properties to acquire and completing acquisitions at acceptable return levels; failure to successfully operate acquired properties and operations; failure of acquired properties to perform as expected; failure to successfully redevelop properties acquired for such purposes or unexpected costs related thereto; failure to maintain the Company’s status as a REIT; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in foreign currency exchange rates; risks of operating in foreign markets; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the United States Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2006 and the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2007. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Digital Realty Trust, Inc.

Consolidated Statements of Operations

(in thousands, except share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Operating Revenues:
Rental	$82,536	$57,394	$234,529	$153,044
Tenant reimbursements	22,104	13,279	54,414	36,819
Other	154	—	401	168

Total operating revenues	104,794	70,673	289,344	190,031

Operating Expenses:
Rental property operating and maintenance	30,539	14,972	75,643	39,491
Property taxes	7,859	6,956	22,741	20,378
Insurance	1,356	934	4,201	2,856
Depreciation and amortization	35,345	23,767	96,576	58,838
General and administrative	7,775	4,986	23,441	13,906
Other	495	607	811	938

Total operating expenses	83,369	52,222	223,413	136,407

Operating income	21,425	18,451	65,931	53,624
Other Income (Expenses):
Equity in earnings of (loss from) unconsolidated joint venture	(237)	—	524	—
Interest and other income	621	364	1,666	854
Interest expense	(16,683)	(13,792)	(48,541)	(35,493)
Loss from early extinguishment of debt	—	(40)	—	(522)

Income from continuing operations before minority interests	5,126	4,983	19,580	18,463
Minority interests in continuing operations of operating partnership	25	(657)	(781)	(3,908)

Income from continuing operations	5,151	4,326	18,799	14,555
Income (loss) from discontinued operations before gain on sale of assets and minority interests	(18)	250	1,395	138
Gain on sale of assets	—	18,016	18,049	18,016
Minority interests attributable to discontinued operations	2	(7,805)	(3,264)	(7,740)

Income (loss) from discontinued operations (1)	(16)	10,461	16,180	10,414
Net income	5,135	14,787	34,979	24,969
Preferred stock dividends	(5,359)	(3,445)	(13,971)	(10,335)

Net income (loss) available to common stockholders	$(224)	$11,342	$21,008	$14,634

Net income (loss) per share available to common stockholders:
Basic	$—	$0.31	$0.35	$0.45
Diluted	$—	$0.30	$0.34	$0.43
Weighted average shares outstanding:
Basic	60,717,153	36,114,253	59,324,104	32,361,456
Diluted	60,717,153	37,446,893	61,365,281	33,684,081

(1)	During 2007 and 2006, we sold 7979 East Tufts Avenue (July 2006), 100 Technology Center Drive (March 2007) and 4055 Valley View Lane (March 2007) We have presented all activity for these properties in Income (loss) from discontinued operations for all periods presented above. This will cause individual line items above to differ from previously published information but does not effect net income available to common stockholders.

Digital Realty Trust

Consolidated Balance Sheets

(in thousands)

	September 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Investments in real estate
Properties:
Land	$288,784	$228,728
Acquired ground leases	1,595	3,028
Buildings and improvements	1,741,901	1,415,236
Tenant improvements	190,015	172,334

Investments in properties	2,222,295	1,819,326
Accumulated depreciation and amortization	(164,100)	(112,479)

Net investments in properties	2,058,195	1,706,847
Investment in unconsolidated joint venture	9,591	29,955

Net investments in real estate	2,067,786	1,736,802
Cash and cash equivalents	49,182	22,261
Accounts and other receivables, net	30,322	31,293
Deferred rent	57,317	40,225
Acquired above market leases, net	40,254	47,292
Acquired in place lease value and deferred leasing costs, net	255,265	248,751
Deferred financing costs, net	18,319	17,500
Restricted cash	38,716	28,144
Other assets	18,958	13,951

Total Assets	$2,576,119	$2,186,219

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unsecured revolving credit facility	$266,726	$145,452
Mortgage loans	895,882	804,686
Exchangeable senior debentures	172,500	172,500
Accounts payable and other accrued liabilities	104,795	88,698
Accrued dividends and distributions	24,824	19,386
Acquired below market leases, net	95,485	87,487
Security deposits and prepaid rents	20,574	19,822

Total Liabilities	1,580,786	1,338,031

Minority interests in consolidated joint venture	2,902	—
Minority interests in operating partnership	71,063	138,416
Stockholders’ Equity	921,368	709,772

Total Liabilities and Stockholders’ Equity	$2,576,119	$2,186,219

Digital Realty Trust, Inc.

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)

(in thousands, except share and per share and unit data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Net income (loss) available to common stockholders	$(224)	$11,342	$21,008	$14,634
Adjustments:
Minority interests in operating partnership including discontinued operations	(27)	8,462	4,045	11,648
Real estate related depreciation and amortization (1)	35,216	24,453	96,567	62,876
Real estate related depreciation and amortization related to investment in unconsolidated joint venture	969	—	3,015	—
Gain on sale of assets	—	(18,016)	(18,049)	(18,016)

FFO	$35,934	$26,241	$106,586	$71,142

Basic FFO per share and unit	$0.53	$0.42	$1.57	$1.17
Diluted FFO per share and unit	$0.51	$0.41	$1.52	$1.14
Total common stock and units outstanding
Basic	67,995,392	63,064,625	67,956,660	60,863,580
Diluted	69,937,352	64,397,265	69,997,837	62,186,206
(1) Real estate depreciation and amortization was computed as follows:
Depreciation and amortization per income statement	35,345	23,767	96,576	58,838
Depreciation and amortization of discontinued operations	—	971	379	4,431
Non real estate depreciation	(129)	(285)	(388)	(393)

	$35,216	$24,453	$96,567	$62,876

Note Regarding Funds From Operations

Digital Realty Trust calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty Trust also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.